THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

SEVENTH AMENDED AND RESTATED

PROMISSORY NOTE

Frederick, Maryland	$1,038,957.94
February 1, 2014	Due: July 31, 2014

For value received, the undersigned, Vaccinogen, Inc., a Maryland corporation (“Maker”), promises to pay to the order of The Abell Foundation, Inc., a Maryland corporation (“Payee”), at such place as the holder of this Note may from time to time designate the principal sum of One Million Thirty-Eight Thousand Nine Hundred Fifty-Seven and 94/100 Dollars ($1,038,957.94), together with the interest thereon at the rate hereinafter specified and any and all other sums which may be due and owing to the holder of this Note in accordance with the following terms:

1. Note Issuance. This non-negotiable promissory note (this “Note”) is issued pursuant to the Note and Warrant Purchase Agreement dated as of October 26, 2011, between Maker and Payee, as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement February 16, 2012, between Maker and Payee, as further amended by that certain Amendment No. 2 to Note and Warrant Purchase Agreement dated January 16, 2013, by and between Maker and Payee, as further amended by that certain Amendment No. 3 to Note and Warrant Purchase Agreement dated April 18, 2013, by and between Maker and Payee, as further amended by that certain Amendment No. 4 to Note and Warrant Purchase Agreement dated as of May 31, 2013, by and between Maker and Payee, as further amended by that certain Amendment No. 5 to Note and Warrant Purchase Agreement dated July 31, 2013, by and between Maker and Payee, as further amended by that certain Amendment No. 6 to Note and Warrant Purchase Agreement dated as of January 1, 2014, by and between Maker and Payee, and as further amended by that certain Amendment No. 7 to Note and Warrant Purchase Agreement of even date herewith by and between Maker and Payee (as amended, and as the same may be further amended, supplemented or otherwise modified from time to time, the “Note and Warrant Purchase Agreement”), and Payee is subject to the terms and entitled to the benefits of this Note and the Note and Warrant Purchase Agreement and may enforce the agreements of Maker contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition have the meaning assigned thereto in the Note and Warrant Purchase Agreement.

2. Payment; Interest Rate. Subject to the further provisions of this Section 2 and of Section 9, the principal amount under this Note shall be due and payable on July 31, 2014 (the “Maturity Date”). Simple interest shall accrue from and after the date of this Note on the principal amount outstanding from time to time at a rate of eight percent (8%) per annum and, together with all accrued interest under the Existing Note (as hereinafter defined), shall be due and payable on the Maturity Date. Notwithstanding the foregoing, to the extent necessary to repay the principal amount of this Note in full and all accrued interest thereon, this Note shall be paid concurrently with the closing of each issuance or sale of additional shares of capital stock, or securities directly or indirectly convertible or exchangeable for capital stock, of the Company (each an “Equity Issuance”) occurring after the date hereof in an amount equal to (a) twenty-five percent (25%) of the next $5,693,135 of gross proceeds of such Equity Issuance(s), and (b) one hundred percent (100%) of the net proceeds of all Equity Issuance(s) thereafter.

3. Calculation of Interest. Interest on this Note shall be calculated on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid principal balance due under this Note.

4. Application of Payments. All payments made hereunder shall be applied first to late penalties, costs of collection or other sums owing the holder, then to accrued interest (including accrued interest under the Existing Note) and last to payment of the principal amount of this Note.

5. Prepayment. Maker may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest, provided that payments are applied as provided in Section 4 above. Amounts repaid hereunder may not be reborrowed.

6. Use of Proceeds. The purpose of this Note is to fund the working capital needs of Maker, and, by its execution and delivery of this Note, Maker covenants and agrees that the proceeds of this Note shall be used solely for such purpose. Without limitation of the foregoing, no proceeds of this Note will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

7. Events of Default. The occurrence of any one or more of the following events (the “Events of Default”) shall constitute an Event of Default hereunder:

(a) any failure by Maker to pay any principal, interest or other amount due under this Note at or prior to the time when it is due and payable;

(b) any failure of Maker to duly perform, comply with or observe any of the other terms, conditions or covenants contained in this Note or in any of the other Transaction Documents, if such failure remains uncured for a period of five (5) business days after written notice of such failure is delivered by Payee;

(c) any representation or warranty made by Maker herein or in any of the other Transaction Documents or in connection therewith, or any information provided by or on behalf of Maker pursuant hereto or pursuant to any of the other Transaction Documents or in connection therewith, being or becoming false, misleading, incomplete or incorrect in any material respect;

(d) Maker (i) defaults in any payment of principal of or interest on any of its Debt (as defined below) (other than this Note), beyond the period of grace, if any, provided in the instrument or promissory note under which such Debt was created; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement relating thereto, or any other event occurs or condition exists, the effect of which default or other event or condition is to cause, or to permit the holder(s) of such Debt to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity;

(e) any judgment against Maker or any attachment or levy against the property of Maker with respect to a claim remains unpaid, unstayed, on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days;

(f) Maker generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally; or a petition for relief in a bankruptcy court is filed by Maker; or Maker applies for, consents to or acquiesces in the appointment of a trustee, custodian or receiver for Maker or any of its assets or property or makes a general assignment for the benefit of its creditors or, in the absence of such application, consent or acquiescence, a trustee, custodian or receiver is appointed for Maker or for a substantial part of its assets or property and is not discharged within thirty (30) days hereafter; or any bankruptcy, reorganization, debt arrangement or other proceeding or case under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted against Maker and if instituted against Maker is consented to or acquiesced in by Maker or remains undismissed for sixty (60) days thereafter; or Maker takes any action to authorize any of the actions described in this subsection; or

(g) any demand by a holder of any of the Current Payables (as defined below) to make payment in excess of $30,000 on any Current Payable which remains unsatisfied by Maker for a period of ten (10) days.

“Debt” of any person means, without duplication, (a) all indebtedness of such person for borrowed money, (b) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement or arrangement with respect to property acquired by such person, (e) all obligations of such person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others guaranteed directly or indirectly in any manner by such person, and (h) all Debt of others secured by a lien or other encumbrance on any asset of such person, whether or not such person has assumed or become liable for the payment of such Debt. Notwithstanding the foregoing, the term “Debt” shall not include payables of the Maker which are outstanding prior to the date of this Note (whether or not past due) (the “Current Payables”) including, but not limited to, the amounts owing to Organon Teknika Corporation and Organon BioSciences International B.V. (and their successors) pursuant to that certain letter agreement dated October 31, 2007.

8. Default Interest Rate. Upon the occurrence of an Event of Default until this Note is paid in full, the interest rate applicable to the then outstanding balance shall be increased to ten percent (10%) upon written notice to Maker by Payee of such Event of Default.

9. Rights and Remedies. If any one or more Events of Default shall occur, then in each and every such case, Payee at its option may at any time thereafter exercise and/or enforce any or all of the following rights and remedies:

(a) declare upon notice to Maker all of the amounts payable hereunder to be immediately due and payable, whereupon same shall become due and payable, together with accrued and unpaid interest thereon and all other sums due hereunder, immediately without presentment, demand or protest, all of which Maker hereby waives, provided that upon the occurrence of an Event of Default described in Section 7(f), all amounts shall automatically be and become due and payable immediately without any declaration; and

(b) bring suit for payment and exercise any other rights and remedies available to Payee pursuant to this Note, any of the other Transaction Documents or applicable law.

CONFESSION OF JUDGMENT. IF THIS NOTE IS NOT PAID WHEN DUE, MAKER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS PAYEE, BY ITS ATTORNEY, OR BY THE PRONOTHARY OR CLERK OF ANY COURT OF RECORD IN THE STATE OF MARYLAND OR IN ANY JURISDICTION WHERE PERMITTED BY LAW TO BE MAKER’S TRUE AND LAWFUL ATTORNEY-IN-FACT, AND IN MAKER’S NAME AND STEAD, TO APPEAR FOR MAKER AND CONFESS AND ENTER JUDGMENT AGAINST IT IN FAVOR OF PAYEE IN ANY JURISDICTION IN WHICH MAKER OR ANY OF ITS PROPERTY IS LOCATED FOR: (i) THE ENTIRE UNPAID PRINCIPAL AMOUNT OF THIS NOTE THEN REMAINING UNPAID, (ii) INTEREST THEREON THEN ACCRUED AND UNPAID, (iii) ATTORNEYS’ FEES IN THE AMOUNT OF $10,000, AND (iv) COURT COSTS, WITH OR WITHOUT DECLARATION, WITHOUT STAY OF EXECUTION AND WITH RELEASE OF ALL ERRORS AND THE RIGHT TO ISSUE EXECUTION FORTHWITH, AND FOR DOING SO THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT. MAKER HEREBY WAIVES AND RELEASES ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAW OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY THE EXERCISE THEREOF, AND SHALL CONTINUE UNTIL THE OBLIGATIONS ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED. IT IS THE INTENTION OF THE PARTIES HERETO THAT THE PROVISONS OF THIS NOTE RELATING TO THE PAYMENT OF ATTORNEYS FEES SHALL NOT MERGE INTO ANY JUDGMENT ENTERED IN CONNECTION HEREWITH, AND PAYEE SHALL RETAIN THE RIGHT TO RECOVER FROM MAKER FEES INCURRED IN THE COLLECTION HEREOF WHICH ARE INCURRED AFTER THE ENTRY OF FINAL JUDGMENT ON THIS NOTE. Notwithstanding the amount of attorneys’ fees for which judgment may be confessed hereunder, by its acceptance hereof Payee agrees to use reasonable efforts to retain counsel who will charge Payee only for time and expenses at standard hourly rates, and Payee will not enforce the attorney’s fee portion of any confessed judgment for an amount in excess of the actual fees and expenses charged to Payee by its counsel in connection with confessing judgment against Maker and collecting on such judgment. (This provision shall not limit the obligation of Maker to pay all reasonable attorneys’ fees incurred by Payee in connection with this Note.)

Each right, power and remedy of Payee specified herein or available at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or available at law or in equity and the exercise or beginning of the exercise by Payee of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Payee of any or all other rights, powers or remedies.

10. Costs of Collection. If at any time the indebtedness evidenced by this Note is collected through legal proceedings or this Note is placed in the hands of an attorney or attorneys for collection, Maker hereby agrees to pay all costs and expenses (including attorneys’ fees) incurred by the holder of this Note in enforcing its rights and collecting or attempting to collect all amounts due hereunder and under any related documents.

11. Extensions or Modifications. Maker agrees that the maturity of this Note or any payment due hereunder may be extended by Payee at any time or from time to time, this Note may be modified by Payee, and any defaults hereunder may be waived by Payee without releasing, discharging or affecting the liability of Maker. No modification or waiver of any provision of this Note, and no consent by Payee to any failure of Maker to comply with any provision of this Note, shall in any event be effective unless the same shall be in writing signed by Payee.

12. Choice of Law; Jurisdiction; Severability. This Note shall be governed, construed and enforced in strict accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. Maker agrees that any suit, action or proceeding instituted by Payee with respect to any of the obligations of Maker hereunder may be brought in any State or federal court located in the State of Maryland (in addition to such other courts in which jurisdiction and venue may be appropriate), and Maker consents to the in personam jurisdiction of such courts. If any provision of this Note shall for any reason be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision.

13. Waiver of Defenses. In the event the holder of this Note transfers this Note for value, Maker agrees that none of such subsequent holders of this Note shall be subject to any claims or defenses which Maker may have against the prior holder, all of which are waived as to the subsequent holders and all subsequent holders shall have the rights of a holder in due course with respect to Maker even though the subsequent holder might not qualify under applicable law absent this paragraph as a holder in due course.

14. Waivers. Maker hereby waives (a) presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note; (b) all claims and causes of action of Maker against Payee for punitive, exemplary or other non-compensatory damages; and (c) diligence in the enforcement or collection of all of the obligations of Maker hereunder. EACH OF PAYEE AND MAKER AGREES THAT ANY ACTION, SUIT OR PROCEEDING INVOLVING ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM ARISING OUT OF OR IN ANY WAY RELATING, DIRECTLY OR INDIRECTLY, TO ANY OF THE OBLIGATIONS OF MAKER HEREUNDER SHALL BE TRIED BY A COURT AND NOT BY A JURY, EACH OF PAYEE AND MAKER HEREBY WAIVING ANY RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING AND HEREBY AGREEING THAT THIS WAIVER OF TRIAL BY JURY IS A MATERIAL ASPECT OF THEIR AGREEMENTS.

15. No Waiver; No assignment. The delay or failure of any holder to exercise its rights hereunder shall not be deemed a waiver thereof. No waiver of any rights of holder shall be effective unless in writing and signed by the holder and any waiver of any right shall not apply to any other right or to such right in any subsequent event or circumstance not specifically included in such waiver. Maker may not assign its rights or obligations under this Note.

16. Headings. The headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

17. Replacement Note. This Note is given pursuant to the terms of that certain Amendment No. 7 to Note and Warrant Purchase Agreement of even date herewith by and between Maker and Payee in replacement of the “Note” as defined in the Note and Warrant Purchase Agreement immediately prior to the date hereof (the “Existing Note”). The execution of this Note and the replacement of the Existing Note hereby shall not constitute or act as a novation, satisfaction or extinguishment of the indebtedness evidenced by the Existing Note, and all accrued and unpaid interest under the Existing Note shall be due and payable on the Maturity Date unless required to be paid prior thereto pursuant to the terms hereof. This Note shall for all purposes be the “Note” as defined in the Note and Warrant Purchase Agreement and in that certain Security Agreement dated October 26, 2011, by and between Maker and Payee (the “Security Agreement”), the terms of which are incorporated herein and made a part hereof as if fully set forth herein. This Note is one of the “Transaction Documents” as defined in the Note and Warrant Purchase Agreement, and the obligations of Maker hereunder are part of the “Obligations” as defined in the Security Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, Maker has caused this Note to be executed on its behalf by its duly authorized officer as of the day and year first above written.

VACCINOGEN, INC.

By:	/s/ Michael G. Hanna, Jr., Ph.D.
Name:	Michael G. Hanna, Jr., Ph.D.
Title:	Chairman and Chief Executive Officer

By:	/s/ Andrew L. Tussing
Name:	Andrew L. Tussing
Title:	President and Chief Operating Officer

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